Exhibit (n)

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in this Registration Statement of our report dated June 13, 2013, in the Registration Statement (Form N-2 No. 333-187381) and related Prospectus of Ares Multi-Strategy Credit Fund, Inc. for the registration of shares of its common stock.

Los Angeles, CA

June 17, 2013